Exhibit 99.1

VIVUS, Inc.

First Quarter 2014 Update & Financial Results Teleconference

Moderator:  Dana B. Shinbaum

May 5, 2014, 04:30pm EST/01:30pm PST

Operator:	Good day, ladies and gentlemen, and welcome to the VIVUS First Quarter 2014 Financial Results teleconference.

At this time, all participants are in listen-only mode. Later, we will conduct a question-and-answer session and instructions will follow at that time. If anyone should require operator assistance during the call, you may press star then zero on your touchtone telephone. As a reminder, this teleconference is being recorded.

Now I’ll turn the program over to Mr. Dana Shinbaum, Corporate Development & Investor Relations.

Mr. Shinbaum:

Thank you, operator. Before we get started, I would like to remind you that during this conference call, VIVUS will make certain statements that are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as anticipate, believe, estimate, expect, forecast, intend, likely, may, opportunity, plan, potential, predict and should, among others. These forward-looking statements are based on VIVUS’ current expectations, and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements.

VIVUS does not undertake an obligation to update or revise any forward-looking statements. Investors should read the risk factors set forth in the VIVUS Form 10-K for the year ended December 31, 2013, and Form 10-K/A filed on April 30, 2014 and periodic reports filed with the Securities and Exchange Commission.

I will now turn the call over to Mr. Seth Fischer, CEO of VIVUS.

Mr. Fischer:

Hello everyone and welcome to our First Quarter 2014 Update and Financial Results teleconference. Joining me today, in addition to Dana, are Svai Sanford, interim CFO, and John Slebir, Senior Vice President, Business Development and General Counsel.

Today we will review with you our financial results and progress made during the most recent quarter.

As you know, we have faced challenges selling Qsymia, including reluctance to treat, reimbursement barriers and general lack of awareness of Qsymia and its benefits. We intensified our focus throughout this past quarter on the most productive prescribers within the anti-obesity market by realigning sales territories and re-prioritizing our targeting efforts. This effort resulted in some disruption in the field during the first quarter. In early March 2014, we completed our realignments and finished our national retraining process for the field sales force.

With the realignment completed, we have focused on the parameters of the high-need patient when initiating conversations with physicians about obesity treatment. By discussing with potential prescribers specific patient types and depicting what 10% weight loss can accomplish in the treatment paradigm, we have been able to bring new prescribers into the franchise and also have existing prescribers thinking about additional patients for whom Qsymia may offer benefits that they had not fully considered.

Our market research revealed a continuing challenge among prescribers with respect to navigating Prior Authorization procedures and securing reimbursement for Qsymia patients. We have supported healthcare providers with some new reimbursement assistance that will help to take much of the Prior Authorization burden away from the prescribers and their administrative staff. These services have been well-received and are being successfully implemented.

In parallel to these reimbursement assistance services, we will seek to drive coverage at the payor level and increase pull-through at the provider level by emphasizing, where medically appropriate, the availability of Qsymia as a standard benefit. We are also working to secure greater insurance coverage for Qsymia at tier-2, which would increase Qsymia utilization and patient persistence. The REMS modification in mid-2013 eliminated the regulatory barriers to obtaining Qsymia at local certified retail pharmacies.

As we recently discussed, we have refined our Qsymia discount offers in an ongoing effort to lower out-of-pocket costs for patients. We are now providing a discount of up to $75 off any amount of co-pay above $60 for covered patients, and a cash discount of $75 for patients who are paying cash. These offers cover all doses and are good for up to 12 prescriptions. With these new discount programs, we are broadening the availability of savings across the franchise and extending the time period during which patients can save money on their Qsymia therapy. Here again, we believe that these programs should increase Qsymia utilization and patient persistence.

We are maintaining the Free To Start program that provides the first 14 days of Qsymia Starting Dose free of charge for all patients. VIVUS also offers assistance to covered patients with high monthly co-pays.

On March 19, 2014, we announced that Shari Belafonte had teamed with VIVUS to educate American adults about seeking medical treatment for chronic weight management when diet and physical activity alone have not been successful. As you know, a 10% weight loss goal is recommended by the National Institutes of Health as a benchmark to help patients reduce the risk of developing other medical conditions while making a meaningful difference in health and well-

being. Ms. Belafonte, an actress, model, photographer, writer, singer and daughter of famed musician and actor Harry Belafonte, had struggled in recent years with being overweight, had developed high cholesterol and was increasingly concerned about a family history that included cardiovascular disease and diabetes. She worked with her primary care physician and was able to achieve her weight loss goal with an available prescription medication as part of a plan including proper nutrition and physical activity. Ms. Belafonte plans to share new photographic work featuring patients like herself who have successfully achieved and maintained meaningful weight loss, improving their health and well-being.

On March 25, 2014, we announced that a review article had been published online in the Journal of Hypertension, the official publication of the International Society of Hypertension and the European Society of Hypertension, summarizing the cardiovascular benefit-risk profile of Qsymia. The data suggested that Qsymia can be a safe and effective weight loss option for overweight/obese patients with cardiovascular risk factors such as hypertension or type 2 diabetes. Available data from the study did not indicate any increased cardiovascular risk associated with Qsymia.

We are seeing further evidence of a recent shift in thinking on the reimbursement front. First, as of March 2014, we have expanded to 30% the portion of Qsymia prescriptions that are covered by insurance. Second, a recent communication was sent by the U.S. Office of Personnel Management, or OPM, to all insurance carriers providing coverage under the Federal Employees Health Benefits program, or FEHB. The letter stated explicitly that while diet and exercise are the preferred methods for losing weight, drug therapy can provide assistance for obese adults who do not achieve weight loss goals by these means alone, and that excluding weight loss drugs from FEHB coverage is not permissible. We believe this specific directive from OPM to FEHB carriers demonstrates an understanding on the part of a major decision-making authority regarding the need to actively treat obesity, and the proper way to think about appropriate and FDA-approved therapies. The impact of this decision may be reflected as early as 2015 within the population of approximately 2.7 million Federal workers, and we hope that the OPM decision will influence other major insurers.

Just a reminder, with respect to our pathway forward for Qsymia in Europe, as you are aware, we modified the design of the Phase 4 CVOT trial required for Qsymia by the FDA in order to establish a potential pathway to European approval through the centralized European Union procedure. We received helpful feedback earlier this year from the European Union officials regarding the AQCLAIM CVOT protocol, then we re-submitted the protocol to FDA. We hope to hear from the FDA during the second quarter of 2014, but we cannot make any specific predictions.

Our Qsymia partnering efforts are ongoing and we remain open to establishing commercial alliances for Qsymia on a global or regional basis if they create value for stockholders. We cannot provide guidance with respect to the timing or structure of a potential partnership, but we intend to update the market when appropriate regarding any material developments.

Throughout the balance of 2014, we intend to continue to develop the obesity market and the Qsymia brand. We believe that the foundation of the obesity market has been and will continue to be education of healthcare providers and allied professionals regarding the need to treat obesity with the proper clinical tools, including increased diet and exercise along with effective, safe and well-tolerated pharmacotherapy such as Qsymia. We plan to continue to deliver this message through in-person promotion, continuing medical education and peer-to-peer programs, clinical publications and participation in major scientific meetings.

For the first quarter of 2014, there were approximately 121,000 Qsymia prescriptions dispensed, compared to 124,000 in the fourth quarter 2013. Approximately 54% of Qsymia total prescriptions in the first quarter of 2014 included either a free good or discount offer. Net revenue per prescription including Free Trial Offer prescriptions reached approximately $77, up from approximately $62 for the fourth quarter 2013. You will recall that we have established a goal of achieving at least $100 in net revenue per Rx by year-end 2014.

Turning now to avanafil. As we have discussed previously, we successfully monetized our erectile dysfunction product, known as STENDRA in the US and SPEDRA in Europe, by establishing productive commercial alliances with Auxilium, Menarini and Sanofi, our partners for the U.S., Europe and other rest of world territories, respectively. Auxilium launched STENDRA in the U.S. in December 2013, and as of April 2014, Menarini has completed the launch of SPEDRA in the EU-5.

I will now pass the call over to Svai Sanford, our interim CFO, for an update on the financials.

Mr. Sanford:	Thank you, Seth. Good afternoon, everyone. I will now discuss our financial results for the quarter.

For the first quarter of 2014, total net revenue was $36.7 million, compared to $4.1 million for the first quarter of 2013. Of the total revenue for the current quarter, net product revenue was $9.1 million from sales of Qsymia, compared to $4.1 million for the first quarter of 2013. In addition, under our commercialization agreements for STENDRA and SPEDRA, we recognized $19.4 million in license and milestone revenue, $7.4 million in supply revenue and $0.8 million in royalty revenue. The license and milestone revenue consists primarily of milestone payments for the launch of SPEDRA in Europe. The supply revenue represents product shipments to our commercialization partners, and for this period, it includes $2.7 million of avanafil API sold to Sanofi for the manufacturing technology transfer project.

Total research and development expense was $4.4 million for the first quarter of 2014, compared to $7.0 million for the first quarter of 2013. Selling, general and administrative expense was $28.6 million for the first quarter of 2014, excluding non-recurring charges of $2.1 million, compared to $44.7 million for the first quarter of 2013. Selling and marketing expenses for the commercialization of Qsymia totaled $18.7 million for the first quarter of 2014, compared to $28.6 million for the first quarter of 2013.

Net loss was $15.6 million, or $0.15 net loss per share, for the first quarter of 2014, compared to a net loss of $53.6 million, or $0.53 net loss per share, for the first quarter of 2013.

Cash, cash equivalents and available-for-sale securities, collectively cash, totaled $316.2 million at March 31, 2014, compared to $343.3 million at December 31, 2013. The decrease of $27.1 million was primarily due to cash used in operating activities. Subsequent to the quarter-end, we received cash payments of $16.6 million for the launch of SPEDRA in Europe. These payments were earned and recognized as revenue in the first quarter.

I will now turn the call back to Seth for closing comments.

Mr. Fischer:

We continue to work with a broad range of constituents, from prescribers to medical societies to grass roots organizations, to gain acceptance of obesity as a disease and adoption of Qsymia as the drug of choice among healthcare providers, payors and patients. The areas of focus for VIVUS for the balance of 2014 remain as follows: Deliver a strong efficacy and safety message about Qsymia to patients and doctors; target the most appropriate patients and the healthcare providers most likely to treat those patients; improve overall Qsymia insurance coverage; improve per-prescription Qsymia net revenue; continue our efforts to secure a partner for Qsymia; and manage our avanafil alliances with Auxilium, Menarini and Sanofi to help ensure the commercial success of this important erectile dysfunction medication around the world.

With that, we will now take your questions.

Operator:	Thank you. [Operator instructions].

Our first question comes from Cory Kasimov from JPMorgan. Your line is open. Please go ahead.

Cory W. Kasimov, JPMorgan Securities LLC

Mr. Kasimov:

Hey, good afternoon, guys. Thank you for taking the questions. A few of them for you, I guess, first one is, I’m wondering what the average duration of therapy is at this point for Qsymia and how that’s evolved over the last couple of quarters?

Mr. Fischer:

So, Cory, the last information we actually had that really looked at persistence was the information that we had coming from the mail order cohort, which really ended when we went into retail. That ended at about 4.2 months persistence on the product. We do know that there’s been improvement as we come into retail, but we do not have a set number as we’re continuing to develop that cohort. It’s a very difficult cohort at retail because of the broad range of retail, also the involvement of tracking patients, etc. So it does become more difficult, but it is something that we continue to look at.

Mr. Kasimov:

Okay. And then, on the partnership front, if you are unable or you determine at some point in time that a partnership is not likely, what’s your contingency plan with regard to building out your sales force?

Mr. Fischer:

So we continue to believe that we can land or partner the product with another party, but if in fact that does not happen, we are evaluating how we would expand our coverage of physicians, and again that would be those same productive physicians that we believe are going to be — make the biggest difference to the growth of Qsymia overall.

Mr. Kasimov:	All right. And then on the expense side, can you remind us of the total anticipated cost of the AQCLAIM CVOT study?

Mr. Fischer:	Yeah. So what we’ve talked about AQCLAIM, the cost of the study of CVOT is somewhere between $180 (million) and $240 (million) and that depends on when we start the trial once we hear from FDA.

Mr. Kasimov:

All right. And then last questions is, among the post-marketing trials that the FDA required as part of the NDA approval, there was a randomized controlled study evaluating renal function, that was supposed to be submitted by this past December. So is there any update on that study?

Mr. Fischer:	Yeah. We are currently engaged in the renal trial so that’s something that we’re already engaged in and that is in cooperation with the FDA.

Mr. Kasimov:	Okay. But, it said in the approval I remember that the final report was supposed to be submitted by last December. So that’s okay though that it hasn’t been completed yet?

Mr. Fischer:	It has not been completed.

Mr. Kasimov:	Okay, thanks for taking the questions.

Operator:	Thank you. And our next question comes from Alan Carr from Needham & Company. Your line is open. Please go ahead

Alan Carr, Needham & Co. LLC

Mr. Carr:

… for taking my questions. Wondering if you could comment a bit more about expectations for other milestone payments around avanafil this year other than the 15-minute label expansion? And also can you comment on any progress that you’ve made with the margins around Qsymia and the underlying drivers there in getting to $100? Thanks.

Mr. Sanford:

We did not comment on potential milestone from avanafil because it’s difficult to predict. The next milestone that we’re — is sales for the annual period that really depends on our partnership activities and their commercial activities.

With regards to Qsymia, the improvement to the revenue per script, if I believe correctly that your question is that it’s due to our discount offer program that changed from pay no more than $75 to $75 off, and also for insurance coverage — our insurance coverage has improved and at the end of this quarter we were at 30% of our scripts is covered by insurance.

Mr. Carr:

You know, one other thing I was wondering. I mean, with the data that you have around the REMS program, how much resolution do you have there? How closely do you look at that data that you get from the REMS program in terms of reasons why patients are discontinuing?

Mr. Fischer:

We look very closely at the REMS data because we believe it’s data that really none of the other products in obesity have and it’s an advantage because we do see — we’re able to track our patients very closely, which is very important obviously to the FDA requirements as well. In terms of the actual reason for discontinuation, if it’s related to a side effect, et cetera, that would be reported. If a patient has discontinued for no other reason, that’s pretty difficult to track even with the REMS.

Mr. Carr:	Okay, thanks very much.

Mr. Fischer:	Yep.

Operator:	Thank you. Our next question comes from Lee Kalowski with Credit Suisse. Your line is open. Please go ahead.

Lee Kalowski, Credit Suisse

Mr. Kalowski:

Thank you. So I believe you said that the free or discount this quarter was 54% and I think you had given 56% last quarter and some breakout between free and discounted. I’m wondering if you could do the same this quarter, especially in light of the ASP coming up? Just trying to think about the two components, the change in the discounting program as well as the impact of the free program? And then I have a follow-up.

Mr. Sanford:	So the breakout of the 54% is the discount program is about 33% of our total prescription. That leaves 21% of our free starting dose, free good program.

Mr. Kalowski:

Got it. Okay. And as far as the ASP trends within the quarter, so clearly we see it going from $62 to $77, and I know you set a goal of $100 by year-end. Do you have any data or any information intra-quarter? Do you see that in the early parts of Q2 continuing to rise from $77?

Mr. Sanford:	We do not see interim data as you described. We do look at it from — if we remove the 21% FTO scripts, we do get approximately $95 per prescription.

Mr. Kalowski:

Okay. And maybe one last question for you, Seth, sort of bigger picture. You had talked about continuing to secure a partner. In the interim, how do you see running the business? Is it for this sort of level of cash burn, or are you thinking of new opportunities to invest and grow behind Qsymia? And I know that you had talked about re-aligning the sales force. When do you start thinking about targeting non-obesity drug writers? Isn’t that what sort of would grow the overall market here?

Mr. Fischer:

Yeah. No, you’re exactly right. Where we are right now with the investment that we are making, we thought it was prudent to focus the current sales representatives, which is 150 reps, on the productive physicians within the class. Because the data is so clear, when we ever see a physician that begins writing in the class, we are able to cover those physicians, and that’s exactly the way we have decided to do it today. We are hopeful that through our efforts as well as the efforts of Arena or Eisai as well as Contrave and Takeda in the future that that in fact will continue to expand the market, both on the payor side as well as on the provider side. And we believe that we’re capable of taking advantage of that. That’s both through our current sales force or the opportunity through partnerships or on our own to expand our current sales footprint.

Mr. Kalowski:	Okay. Thank you.

Mr. Fischer:	Yeah.

Operator:	Thank you. Our next question comes from Steve Byrne from Bank of America. Your line’s open. Please, go ahead.

Steve Byrne, Bank of America Merrill Lynch

Mr. Byrne:	Is the level of SG&A that you recorded in the first quarter sustainable? It sounds like your number of reps out in the field is unchanged, so what led to the sequential decline in SG&A?

Mr. Sanford:	Steve, there’s some programs that moves between quarter to another depending on timing of our marketing programs that are shifting. That led to some of the quarter-to-quarter jump.

Mr. Byrne:	So would you expect a rebound in the second quarter for that line item?

Mr. Fischer:

There are some programs, Steve, that are also ineffective as well that we’ve taken out of the spending that you may have seen spending in the first year of launch that we will not repeat in the second year of launch. So part of this is becoming more efficient and more targeted in our spending overall. So I don’t know if that’s a safe assumption to suggest that that money will be spent going forward.

Mr. Byrne:	Okay. Can you split up the COGS between Qsymia and avanafil? Is the supply agreements that you have, do you get a mark-up on those or is that basically a pass-through from COGS up to revenue?

Mr. Sanford:

Steve, it’s Svai, I can respond to that. The supply revenue we get approximately 10% mark-up to the gross margin on that, it’s about 10%. The Qsymia COGS is consistent with what have in the past. The detail of the breakout will be reported in our 10-Q, which we expect to file tomorrow.

Mr. Byrne:

Okay, and then just with respect to moving formulary coverage to tier 2, what basically is involved in that? Do you — Does that generally require an increase in the rebate that you provide to that PBM or managed care provider to get moved to tier 2?

Mr. Fischer:

So it usually is between us as the company and the provider as well as the overall, in this case, it could be mail order — I’m sorry, not mail order — PBM, et cetera, but the provider does have to be the one to decide to go to tier 2. When we go forward with our contracting, we usually offer rebates for placement either on tier 3 or tier 2, and then it becomes their ability to go out to those individual providers and insurers to decide whether they want it covered at that level or not. So it’s really in their hands at that point. We also know that in other drug categories, once volume increases in the particular category and the insurer gets more predictability around the cost of covering the medication, that also could cause the medication to move to tier 2 as well.

Mr. Byrne:	Thank you.

Mr. Fischer:	Yep.

Operator:	Thank you. Our next question comes from Marko Kozul from Leerink Partners. Your line is open. Please go ahead.

Marko K. Kozul, Leerink Partners LLC

Mr. Kozul:

Hey, good afternoon, and thanks for taking my questions as well. For the 30% of your sales from patients with reimbursement, can you walk us through maybe the proportions that have tier 2 and tier 3 currently and any goals you may have by the end of the year?

Mr. Fischer:

The great majority of our overall 30% is, in fact, at tier 3. We do have some that are tier 2. There are even a very, very few that, in fact, are at tier 1. In fact, what I mean by that is some of them even offer Qsymia at zero co-pay, but again it’s a very, very small percentage. The wide majority — the great majority it still at tier 3, between $50 and $60 co-pay.

Mr. Kozul:	Thanks for that, Seth. Have you seen any incremental growth in the tier 2 quarter-over-quarter, or is it about the same as the fourth quarter?

Mr. Fischer:	It’s probably fairly steady. I mean, we do see some changes from quarter-to-quarter, but it’s fairly small.

Mr. Kozul:	All right. Thanks. And then just on STENDRA, maybe could you review for us what you see as the key factors to growing STENDRA in 2014 in the marketplace?

Mr. Fischer:

The only thing I would tell you about STENDRA is we’re clearly excited about the ongoing launches by our partners, and we’re all looking forward to the FDA’s response as well as the European response to the new labeling around 15 minute duration, or 15 minute onset.

Mr. Kozul:	Great. Thanks for taking my questions.

Mr. Fischer:	Sure.

Operator:	Thank you. Our next question comes from Matthew Andrews from Wells Fargo Securities. Your line is open. Please go ahead.

Matthew J. Andrews, Wells Fargo Securities LLC

Mr. Andrews:	Thank you. Good afternoon. Two from me.

Seth, could you provide a breakdown a little bit more on tier 3 versus tier 3 prior auth? And secondly, assuming the FDA is comfortable with the AQCLAIM protocol, how soon after you hear back from the agency will you initiate that (unintelligible)?

Mr. Fischer:

So, first of all, on the tier 3 versus tier 3 with prior auth, the great majority is really tier 3 with prior auth. I mean we don’t have a lot of tier 3 without prior auth, and that’s one of the reasons that we put the prior authorization assistance programs in place with physicians. And those seem to be being adopted by many physicians on many fronts. We have multiple programs in that case.

As far as the initiating CVOT, so we don’t know right now when we will hear from FDA. The last time we spoke to FDA, all they said is they were actively reviewing the resubmission. We are prepared to begin the trial. We would have to obviously work with the different sites, make sure that the study coordinators and everything are prepared to start the trial.

Mr. Andrews:	But would you still have to conduct an investigator meeting and then, you know, launch the study?

Mr. Fischer:

We would have to have an investigator meeting, but I think that there’s plenty of ways that we could begin the trial as long as everything else is in place. We’ve been in touch with our investigators all along.

Mr. Andrews:	Thank you.

Mr. Fischer:	Sure.

Operator:	Thank you. And our next question comes from Thomas Wei from Jeffries. Your line is open. Please go ahead.

Thomas A. Wei, Jefferies LLC

Mr. Wei:

Just so that I’m clear about the SG&A expenses, it sounds like you think that that level from the first quarter, this $18-and-some million for Qsymia, might be the go-forward run rate? And the reimbursement assistance that you talked about, is that a new program that would add incrementally to that?

Mr. Sanford:	So, to answer your last question, the program that we started rolling out in the first quarter, so it’s not a new program we would add to that.

Mr. Fischer:

But the run rate, Thomas, it’s a great question. We feel in the first quarter that we spent appropriately. Now I will tell you that with our renewed focus, et cetera, there’s things that we’re continuing to learn in the market to better understand what types of programs have the most impact. We’ve looked heavily at what the ROI of our past programs have been as well as what we think they might be in the future. We also don’t fully comprehend what the inflection of direct-to-consumer advertising from the competitive set they have, both now as well as in the future. So that’s why it’s difficult to predict quarter-over-quarter what our spending may in fact look like.

Mr. Wei:

And kind of following on that answer, you talked a little bit in response to a prior question about contingency plans in the event that you do not secure a partnership. When do you think is the right time to pull the trigger on that? If you can’t get a partner is it after you see what sort of investments and effect these other companies have on the market potentially? Is it some other — you know, is it the timing of the AQCLAIM study start? Is it something to do with the balance sheet? How should we think about that?

Mr. Fischer:

So we’re clearly watching very carefully whether there’s an inflection point and also the response to promotional spend, great promotional spend as we’re currently seeing in the marketplace. And I think that those are things that are going to be important as we predict, with or without a partner, how we in fact go forward. CVOT is another important piece of that, although we won’t see any results for CVOT for a couple of years when we get to an interim analysis. So it’s probably more the first factor that you outlined, Thomas.

Operator:	Thank you. [Operator Instructions]

And our next question comes from Jason Butler from JMP Securities. Please go ahead.

Jason N. Butler, JMP Securities LLC

Mr. Butler:

Hi. Thanks for taking the questions. Just a quick housekeeping question for Svai. Could you just briefly run us through your current interest and debt principle repayment schedule and what that will be for 2014 and 2015? Thanks.

Mr. Sanford:

So, the convertible as you know, the coupon on that is 4.5%. So our annual debt payment, our interest payment for that is about $11.25 million per year. And then for the $50 million — the debt that we got from Pharmakon, the repayment schedule starts in April of this year and it’s $3 million a quarter. We pay the minimum of $3 million or 25% of our net sales. We do have the option to choose to pay a higher amount.

Mr. Wei:	Okay. Great. Thank you very much.

Operator:	Thank you. And our next question comes from Bob Ai, WallachBeth Capital. Your line’s open. Please, go ahead.

Bob Ai, WallachBethCapital

Mr. Ai:	This is Bob. Can you hear me well?

Mr. Fischer:	Yes, Bob, we can hear you.

Mr. Ai:

Okay. Thanks for taking my question. Can you help us understand the economic value of STENDRA? So I understand you receive royalty from partners but you also pay royalty to Mitsubishi. It’s my understanding at low level of sales you don’t really get much so you basically pay — take the pay from one hand and give to the other hand. At what level then the value become — the two lines begin to separate and become much meaningful to do?

Mr. Sanford:

So just to be clear, the royalty that’s owed to MTPC, it’s separate from the amount we’re booking. Each of the commercial licensees partnerships that we have ultimately is responsible for paying MTPC for the portion that was originally contracted through us with MTPC. The royalty payments that we get is standalone.

Mr. Ai:	And can you remind me again, what’s the royalty you paid when you get certain amount?

Mr. Sanford:	We do not disclose that amount.

Mr. Ai:	Okay. All right. Thank you.

Mr. Sanford:	Thank you.

Operator:	Thank you.

Mr. Fischer:

Well, thank you everybody for dialing in today. We look forward to a bright future for VIVUS, Qsymia and avanafil, and we will keep you up-to-date on our overall progress. Thanks for your time today. Bye for now.

Operator:	Ladies and gentlemen, thank you for participating in today’s conference. This concludes our program. You may all disconnect and have a wonderful day.